EXHIBIT 99.2

GTT Communications, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 reflect pro forma adjustments to the results of operations of GTT Communications, Inc. ("GTT" or the "Company") to give effect to the acquisition of Hibernia NGS Limited ("Hibernia") as if the acquisition had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 reflects pro forma adjustments to our financial position to give effect to the acquisition of Hibernia as if it had occurred on December 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is based on and should be read in conjunction with our historical audited consolidated financial statements for the year ended December 31, 2016; and the Hibernia historical audited consolidated financial statements for the year ended December 31, 2016, included herein.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the acquisition of Hibernia occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the Combined Company will experience. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the acquisition of Hibernia, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial statements are based on currently available data and assumptions that we believe are reasonable. However, the unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction related costs.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting. We used our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information is subject to change during the measurement period (up to one year from the closing date) as we finalize the valuations of the net tangible and intangible assets acquired. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired. The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost synergies and the effect of the incremental costs incurred to integrate the two companies.

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2016
(Amounts in thousands)

	Historical
	GTT	Hibernia	Pro forma Adjustments (4)		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$29,748	$26,932	$(12,332)	(a)	$38,632
			(529,600)	(b)
			(8,541)	(c)
			528,159	(d)
			4,266	(e)
Accounts receivable, net	76,292	24,156	—		100,448
Deferred contract costs	3,415	—	—		3,415
Prepaid expenses	5,765				5,765
Other current assets	3,565	16,813	—		20,378
Total current assets	118,785	67,901	(18,048)		168,638
Restricted cash and cash equivalents	304,266	—	(300,000)	(e)	—
			(4,266)	(e)
Property and equipment, net	43,369	342,093	—		385,462
Intangible assets, net	193,936	1,931	(1,931)	(f)	392,188
			198,252	(g)
Deferred tax asset, net	—	193	—		193
Other assets	12,312	166	(166)	(h)	12,312
Goodwill	280,593	4,722	(4,722)	(f)	567,041
			286,448	(g)
Total assets	$953,261	$417,006	$155,567		$1,525,834

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (contd.)
AS OF DECEMBER 31, 2016
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia	Pro forma Adjustments (4)		Pro forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,334	$13,649	$—		$24,983
Accrued expenses and other current liabilities	36,888	27,865	—		64,753
Acquisition earnouts and holdbacks	24,379	—	—		24,379
Current portion of term debt	4,300	8,243	(8,243)	(h)	7,000
			2,700	(d)
Current capital lease obligation	1,015	—	—		1,015
Deferred revenue	17,875	48,261	(5,022)	(i)	61,114
Total current liabilities	95,791	98,018	(10,565)		183,244

Long-term debt, net of current portion	725,208	113,488	(113,488)	(h)	966,452
			241,244	(d)
Deferred tax liability, net	—	5,321	47,580	(j)	52,901
Capital leases, less current portion	120	—	—		120
Deferred revenue, less current portion	3,416	132,507	(9,110)	(i)	126,813
Other long-term liabilities	967	2,222	(2,222)	(h)	967
Total liabilities	825,502	351,556	153,439		1,330,497

Commitments and contingencies

Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 37,228,144 shares issued and outstanding as of December 31, 2016.	3	59,263	(59,263)	(k)	3
Preferred stock		37,934	(37,934)	(k)
Additional paid-in capital	197,326	47,373	(47,373)	(k)	289,230
			91,904	(l)
Accumulated deficit	(64,641)	(76,877)	76,877	(k)	(88,967)
			(15,785)	(m)
			(8,541)	(c)
Accumulated other comprehensive income (loss)	(4,929)	(2,243)	2,243	(k)	(4,929)
Total stockholders' equity	127,759	65,450	2,128		195,337
Total liabilities and stockholders' equity	$953,261	$417,006	$155,567		$1,525,834

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia (3)	Pro forma Adj (4)		Pro forma Combined
Revenue:
Telecommunications services sold	$521,688	$182,064	$(1,394)	(n)	$697,854
			(4,504)	(o)
Operating expenses:
Cost of telecommunications services provided	274,012	77,332	(1,394)	(n)	349,950

Selling, general and administrative expense	143,193	38,627	—		181,820

Severance, restructuring and other exit costs	870	—	—		870
Depreciation and amortization	62,788	31,445	21,808	(g)	116,041
Total operating expenses	480,863	147,404	20,414		648,681

Operating income (loss)	40,825	34,660	(26,312)		49,173

Other income (expense):
Interest expense, net	(29,428)	(10,252)	10,252	(p)	(64,575)
			(35,147)	(d)
Loss on debt extinguishment	(1,632)	(3,046)	3,046	(p)	(17,417)
			(15,785)	(m)
Other (expense) income, net	(577)	(13)	—		(590)
Total other expense	(31,637)	(13,311)	(37,634)		(82,582)
Income (loss) before taxes	9,188	21,349	(63,946)		(33,409)
(Benefit from) provision for income taxes	3,928	3,085	(25,578)	(q)	(18,565)
Net income (loss)	$5,260	$18,264	$(38,368)		$(14,844)
Earnings (loss) per share
Basic	$0.14				$(0.37)
Diluted	$0.14				$(0.37)
Weighted average shares:
Basic	37,055,663		3,329,872	(r)	40,385,535
Diluted	37,568,915		3,329,872	(r)	40,385,535

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

GTT Communications, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Description of the Business Combination
Hibernia

On January 9, 2017, the Company acquired 100% of Hibernia.  The Company paid $621.5 million, comprised of $515.0 million in cash consideration, $14.6 million net cash acquired and 3,329,872 unregistered shares of the Company's common stock, initially valued at $75.0 million on the date of announcement, and ultimately valued at $91.9 million at closing.  The purchase price is subject to a final post-closing reconciliation for closing date cash, net working capital, transaction expenses, indebtedness, certain tax payments and prepaid customer contracts.

The following table summarizes the components of the purchase consideration transferred (in thousands):

Cash to be paid at closing	$515,000
Net cash acquired	14,600
Common stock (3,329,872 shares)	91,904
Total purchase consideration	$621,504

The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values on the acquisition date and the related estimated useful lives of the amortizable intangible assets acquired (in thousands, except for estimated useful life):

		Preliminary estimated useful life
Assets acquired:
Current Assets:
Cash and cash equivalents	$14,600
Accounts receivable	24,156
Prepaid expenses and other assets	17,005
Property, plant and equipment	342,093	3 - 30 years
Intangible assets - Customer Lists	198,252	8 - 10 years
Goodwill	286,448
Total assets acquired	882,554

Liabilities assumed:
Accounts payable and accrued expenses	(41,514)
Deferred revenue	(166,634)
Deferred tax liability	(52,902)
Total liabilities assumed	(261,050)

Net assets acquired	$621,504

Goodwill is not expected to be deductible for tax purposes. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present.
Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and any residual amounts will be allocated to goodwill.
The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or restructuring activities that could result from the acquisition. In addition, the unaudited pro forma combined financial statements do not reflect non-recurring exit costs, transaction and integration expenses, which we expect to be approximately $20 million in the aggregate, primarily recognized during 2017. $9 - 10 million of this aggregate amount is expected to be related to exit costs, and the remainder related to transaction and integration expenses, including $6 million Irish Stamp tax that was paid shortly after closing.

Note 2. Accounting Policies
During the preparation of the accompanying unaudited pro forma condensed combined financial statements, GTT was not aware of any material differences between accounting policies of GTT and Hibernia, except for certain reclassifications necessary to conform Hibernia's financial statement presentation as discussed in Note 3 below. Accordingly, the accompanying unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the companies.

Note 3. Reclassifications
Financial information presented in the “Historical Hibernia” column in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 have been reclassified to conform to the presentation in GTT's historical consolidated financial statements, as follows (in thousands):

Year Ended December 31, 2016	Before Classification	Reclassification	After Reclassification
Cost of sales	$19,532	$(19,532)	$—
Network operating expenses	67,517	(67,517)	—
Cost of telecommunication services provided		77,332	77,332
Sales and marketing	17,866	(17,866)	—
General and administrative	11,044	(11,044)	—
Selling, general and administrative		38,627	38,627
Depreciation	30,670	(30,670)	—
Amortization	775	(775)	—
Depreciation and amortization		31,445	31,445

Network operating expenses include $9.7 million of salaries that have been reclasssified to selling, general and administrative expenses to be consistent with GTT's presentation policies.

Note 4. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a.	This adjustment represents the elimination of Hibernia cash that was transferred to GTT at closing, after paying certain costs related to the transaction.

b.	To record the cash consideration paid to the seller in the transaction (See Note 1).

c.
To record transaction costs paid at closing. This has been reflected as an adjustment to cash and accumulated deficit as of December 31, 2016 and an adjustment to selling, general and administrative expenses on the pro forma condensed combined statement of operations for the year ended December 31, 2016.

d.
In conjunction with the acquisition of Hibernia, GTT replaced its current debt with new debt. The new debt includes a term loan of $700 million at an interest rate of LIBOR plus 4% with a 1% floor, a revolving credit facility of $75 million (undrawn at close) with an interest rate of LIBOR plus 3.5% and senior unsecured notes of $300 million with an interest rate of 7.875%.

The following table summarizes the movement of cash related to the new debt (in thousands):

Cash In
New term loan - current	$7,000
New term loan - non-current	693,000
Senior unsecured notes	300,000
Less: original issuance discount and new deferred financing costs	(26,066)
Total proceeds from new debt	973,934

Cash Out
Repayment of existing debt	445,775
Net increase in cash from new debt (1)	$528,159
(1) GTT presents long-term debt on its balance sheet net of unamortized original issuance discount ("OID") and unamortized deferred financing costs, therefore the net change in long-term debt is equal to the net increase in cash above, plus the elimination of unamortized OID and deferred financing costs on the existing debt referred to in note (m) below.
The table below reflects the additional net interest expense as if the new debt was outstanding as of January 1, 2016 (amounts in thousands):

Year Ended December 31, 2016
Pro forma interest expense on new debt plus amortization of OID and deferred financing costs	$64,575

Less: Historical interest expense on existing debt	(29,428)

Net increase	$35,147

e.
On December 22, 2016, the Company completed a private offering of $300 million aggregate principal amount of 7.875% senior unsecured notes due in 2024 (the "Notes") as referenced above in note (d). The proceeds of the private offering along with 60 days of interest costs were deposited into escrow, where the funds remained until all the escrow release conditions were satisfied, most notably the closing of the acquisition of Hibernia. Had the acquisition agreement been terminated, the funds in escrow would have been released and returned to the investors of the Notes, including accrued and unpaid interest up to the date of release. We have recognized the proceeds from the private offering as restricted cash and cash equivalents in our consolidated financial statements.

This adjustment reflects the return of cash from the escrow agent upon closing of the Hibernia acquisition as part of the consideration paid at closing, including interest for the senior unsecured notes.

f.	To eliminate the historical Hibernia unamortized definite-lived intangibles and goodwill.

g.	To record preliminary fair values of the intangible assets acquired and associated amortization expenses (in thousands, except for estimated useful life).

	Prelim fair value	Prelim estimated useful life	Annual amortization expense based on prelim fair values
Definite-lived intangibles
Customer relationships	$198,252	8 - 10 years	$21,808

Indefinite-lived intangibles
Goodwill	$286,448

h.
The acquisition of Hibernia was completed on a debt free basis at closing. This adjustment represents the elimination of Hibernia indebtedness at closing. Outstanding indebtedness included term debt of $121.7 million and associated deferred financing costs of $4.7 million. In addition, unpaid purchase consideration of $2.2 million was defined as indebtedness pursuant to the Purchase Agreement.

i.
Represents an adjustment to record Hibernia's deferred revenue at fair value. The fair value estimate for deferred revenue is preliminary, and the final fair value determination for deferred revenue may differ from this preliminary determination. The fair value of deferred revenue was estimated based on anticipated direct and indirect costs of fulfilling the respective remaIning contract obligations, plus a reasonable profit margin for the level of effort required by GTT after the acquisition date.

j.
The Hibernia acquisition is expected to result in carryover basis for tax attributes. Based on the preliminary purchase accounting for the Hibernia acquisition, including the preliminary fair value adjustments for identifiable intangible assets acquired and deferred revenue obligations assumed, GTT recorded a net increase to deferred tax liabilities of $47.6 million, estimated using a combined federal and state statutory rate of 40%.

k.	To eliminate the historical Hibernia common stock, preferred stock, additional paid in capital, accumulated deficit and accumulated other comprehensive loss.

l.	To record the additional paid in capital associated with the issuance of 3,329,872 shares at the acquisition date.

m.
Represents an adjustment to eliminate GTT's unamortized deferred financing costs and unamortized original issuance discount for the existing debt, referenced in note (d) above. This has been reflected as an adjustment to accumulated deficit as of December 31, 2016 and an adjustment to the loss on debt extinguishment on the pro forma income statement for the year ended December 31, 2016.

n.	To eliminate intercompany revenue and cost of revenue historically recognized between GTT and Hibernia.

o.	Represents the adjustment to the amortization of deferred revenue assuming that the adjustments to deferred revenue referred to in note (i) above occurred on January 1, 2016.

p.	To eliminate the interest expense and any loss on extinguishment of debt recorded by Hibernia.

q.	To record pro forma adjustments to reflect benefits from income tax at the statutory rate of 40% (amounts in thousands, other than percentages):

Year Ended December 31, 2015
Total pro forma adjustments	$(63,946)
Statutory tax rate applicable to pro forma adjustments	40%
Pro forma adjustments to reflect benefits from income taxes	$(25,578)

r.	To reflect on a preliminary pro forma basis the effect of issuing 3,329,872 shares of newly issued common stock of weighted average shares (both basic and diluted).

Note 5. Supplemental Deferred Revenue Disclosure for Hibernia

Hibernia historically sold network capacity for periods in excess of one year on a prepaid basis, including certain indefeasible rights of use (IRU’s).  These prepayments were recorded as deferred revenue when collected, and amortized over the life of their respective contracts.  The following unaudited table provides a rollforward of the impact of these prepayments and related amortization, excluding normal course advance billings and non-recurring charges (amounts in thousands).

Balance as of 12/31/13	$56,141
Plus: Prepaid/IRU receipts	57,267
Less: Prepaid/IRU amortization	(12,655)
Balance as of 12/31/14	100,753
Plus: Prepaid/IRU receipts	128,510
Less: Prepaid/IRU amortization	(24,985)
Balance as of 12/31/15	204,278
Plus: Prepaid/IRU receipts (1)	16,249
Less: Prepaid/IRU amortization	(29,595)
Less: Return of fiber pair	(28,543)
Balance as of 12/31/16	162,389
Less: Purchase accounting adjustment (2)	(14,130)
Pro Forma Balance as of 12/31/16	$148,259

(1) Includes $8.2 million received in November 2016 that will began amortizing starting in January 2017 upon final acceptance of the service by the customer.

(2) Expected fair value adjustment related to Hibernia's deferred revenue as of the acquisition date, as described in Note 4(i) above.

Post-acquisition, GTT expects to continue to amortize the majority of Hibernia’s pre-close unamortized prepaid revenue.  The following unaudited table provides the expected post-close amortization of Hibernia’s unamortized prepaid revenue (amounts in thousands):

Future Amortization of Pro Forma Balance as of 12/31/16:
2017	24,862
2018	17,212
2019	13,119
2020	11,853
2021	9,603
beyond	71,610
$148,259

In addition, GTT expects to continue to sell some additional network capacity on a prepaid basis, but at a lower level than Hibernia sold historically.  These additional amounts are not included in the table above.

Note 6. Supplemental Non-GAAP Measures

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain "non-GAAP financial measures" in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that (i) exclude amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures are provided as additional information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure we will also present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is defined by us as income/(loss) before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude severance, restructuring and other exit costs, acquisition-related transaction and integration costs, losses on extinguishment of debt, share-based compensation, and from time to time, other non-cash or non-recurring items. We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures. However other companies may define Adjusted EBITDA differently than we do, so our Adjusted EBITDA may not be fully comparable with those of other companies. In addition, we have debt covenants that are based on a leverage ratio which utilizes a modified EBITDA calculation, as defined in our credit agreement. The modified EBITDA calculation in our credit agreement is similar to our definition of Adjusted EBITDA; however it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

Adjusted EBITDA less capital expenditures

Adjusted EBITDA less purchases of property and equipment, which we also refer to as capital expenditures, is a performance measure that is used to evaluate the appropriate level of capital expenditures needed to support our expected revenue, and to provide a comparable view of our performance relative to other telecommunications companies who may utilize different strategies for providing access to fiber-based services and related infrastructure. We use a “capex light” strategy, which means we purchase fiber-based services and related infrastructure from other providers on an as-needed basis, pursuant to our customers’ requirements. Many other telecommunications companies spend significant amounts of capital expenditures to construct their own fiber networks and data centers, and attempt to purchase as little as possible from other providers. As a result of our strategy, we typically have lower Adjusted EBITDA margins compared to other providers, but also spend much less on capital expenditures relative to our revenue. We believe it is important to take both of these factors into account when evaluating our performance.

The historical Hibernia statement of operations financial information is adjusted to give effect to reclassification adjustments to conform to GTT's financial presentation as set out in Note 3 to these unaudited pro forma condensed combined financial statements.

The following unaudited tables reconcile the pro forma combined Adjusted EBITDA from net income (loss) for the periods below (amounts in thousands):

Year Ended December 31, 2016

	GTT	Hibernia (3)	Pro Forma Adjustments	Pro Forma Combined

Net income (loss)	$5,260	$18,263	$(38,367)	$(14,844)
Provision for (benefit from) income taxes	3,928	3,085	(25,579)	(18,566)
Interest and other expense, net	30,005	10,265	24,895	65,165
Loss on debt extinguishment	1,632	3,046	12,739	17,417
Depreciation and amortization	62,788	31,445	21,808	116,041
Severance, restructuring and other exit costs	870	—	—	870
Transaction and integration costs	4,780	—	—	4,780
Share-based compensation	15,775	—	—	15,775
Other	—	(232)	—	(232)
Adjusted EBITDA	125,038	65,872	(4,504)	186,406
Purchases of property, plant and equipment	(24,189)	(14,110)	—	(38,299)
Adjusted EBITDA less capital expenditures	$100,849	$51,762	$(4,504)	$148,107

Purchases of property, plant and equipment excludes $1.9 million related to Project Express.